Exhibit 99.1

        For Immediate Release

Contact:	Carrie Doyle 312-580-4865 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

STONE CONTAINER CORPORATION,
A WHOLLY-OWNED SUBSIDIARY OF
SMURFIT-STONE CONTAINER CORPORATION,
RECEIVES COMMITMENTS FOR BANK DEBT REFINANCING

        CHICAGO, June 18, 2002—Stone Container Corporation, a wholly-owned subsidiary of Smurfit-Stone Container Corporation (Nasdaq: SSCC), announced today that it has obtained signed commitments from Deutsche Bank Trust Company Americas and JPMorgan Chase Bank to amend and restate its existing bank credit agreements to, among other things, provide up to $1.3 billion of new term loan facilities. Stone intends to use the proceeds of the new term loan facilities, together with proceeds received from its recently announced intention to issue $400 million of senior notes, to refinance substantially all of its remaining term loans under Stone's existing bank credit agreements. Subject to syndication, Stone expects to close the new term loan facilities early in the third quarter of 2002.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.